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Draft
1/31/96


                                January 31, 1996


Northern Geophysical of America, Inc.
7076 S. Alton Way, Bldg. H
Englewood, Colorado 80112

Gentlemen:

                 This letter sets forth our agreement to amend, as set forth below, the Asset Purchase Agreement (the "Agreement") between us dated November 8, 1995. All capitalized terms used and not defined in this letter shall have the meanings given such terms in the Agreement.

1.               Article I of the Agreement is hereby amended by

                 (a) adding to the definition of "Excluded Assets" the following:

                          "and (x) any assets defined as "explosive materials" under, and which are prohibited from being transferred from Seller to Buyer pursuant to, 27 Code of Federal Regulations Part 55.", and by

                 (b) deleting from the definition of "Excluded Assets" the word "and" and inserting a "," before "(ix)".

2. In the event that prior to the Closing Date Seller shall have settled in full those actions forming a part of the Arco Litigation involving Arco Alaska, Inc. ("Arco") and shall have exchanged with Arco mutual releases and other appropriate documents in form and substance reasonably satisfactory to Buyer, then:

                 (a) The "$10,050,000" amount set forth in Section 2.1(b)(i) of the Agreement shall be amended to "$10,450,000;"

                 (b) the "$1,000,000" to be paid to the Escrow Agent pursuant to Section 2.1(b)(ii) of the Agreement shall be amended to "$500,000;"

                 (c) the "$9,500,000" amount set forth in Section 2.1(c) of the Agreement shall be amended to "$10,450,000;" and

                 (d) the penultimate sentence of Section 6.8 of the Agreement shall be deleted in its entirety.
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Northern Geophysica
  of America
January 31, 1996
Page 2


3.               (a)      In the event that after the Closing Date and before
                 February 28, 1996 Seller shall have settled in full those actions forming a part of the Arco Litigation to which Arco is a party and shall have exchanged with Arco mutual releases and other appropriate documents in form and substance reasonably satisfactory to Buyer, then:

                          (i) Buyer shall pay to Seller $400,000 in cash by certified or official bank check payable in clearing house funds to the order of Seller as additional purchase price for the Acquired Assets;

                          (ii) the amount held by the Escrow Agent pursuant to the Escrow Agreement shall be reduced by $500,000 and the Escrow Agent shall promptly pay such amount to Seller; and

                          (iii) the penultimate sentence of Section 6.8 of the Agreement shall be deleted in its entirety.

                 The amounts payable pursuant to paragraphs 3(a)(i) and (ii) above shall be paid without offset with respect to any other rights of Buyer under the Agreement.

                 (b) In the event Seller and Arco enter into a valid and mutually binding agreement, in form and substance reasonably satisfactory to Buyer, to settle in full those actions forming a part of the Arco Litigation involving Arco, but the settlement of such actions has not been consummated prior to the Closing Date, Buyer shall deposit in escrow with its counsel (pursuant to a mutually satisfactory agreement) $400,000 on the later of (x) the day after the Closing Date, and (y) the date such settlement agreement is executed and delivered by Seller and Arco.

4. Section 2.1(d) of the Agreement is hereby amended by adding to the end of clause (iv) thereof the following:

                 ", except that Buyer and its subsidiaries have engaged the Accountants and may continue to do so."

5. Section 10.2 of the Agreement is hereby amended to change "January 31, 1996" to "February 19, 1996."

6. The Buyer hereby waives the financial representations and warranties made by Seller pursuant to Section 4.7(e) of the Agreement and waives any requirement that such representations
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Northern Geophysical
 of America, Inc.
January 31, 1996
Page 3

and warranties be repeated at the Closing, it being understood and agreed that notwithstanding such waivers, the representations and warranties contained in
Section 4.7(a) of the Agreement with respect to the Financial Statements remain in full force and effect.

7. Except as expressly modified or amended by this letter, all of the terms and provisions of the Agreement shall remain in full force and effect.

                 Please indicate your agreement to amend the Agreement as set forth in this letter by executing in the space provided below and returning to the undersigned the enclosed duplicate copy of this letter, whereupon it will become a binding agreement between us.

                                                   Very truly yours,

                                                   3-D Geophysical, Inc.


                                                   By: /s/ JOEL FRIEDMAN
                                                      ------------------------
                                                      Joel Friedman, Chairman
Agreed:

Northern Geophysical of America, Inc.

By: /s/ MICHAEL GARDINER
   ----------------------------------
         Authorized Officer